UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.  )

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WAUSAU PAPER CORP.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
JOHN S. KVOCKA
GEORGE PATRICK MURPHY

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP (“Starboard Value LP”), together with the other participants named herein, has made a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of a slate of director nominees at the 2013 annual meeting of shareholders of Wausau Paper Corp., a Wisconsin corporation.

On February 11, 2013, Starboard Value LP issued the following press release:

Starboard Files Preliminary Proxy Materials for the Election of Three Highly Qualified Directors at the 2013 Annual Meeting of Wausau Paper

NEW YORK, Feb. 11, 2013 — Starboard Value LP (together with its affiliates, “Starboard”), the largest shareholder of Wausau Paper Corp. (“Wausau” or the “Company”) (NYSE: WPP) with approximately 14.8% of the outstanding common stock of the Company, announced today that it filed preliminary proxy materials with the SEC regarding the election of directors to the Wausau Board at the 2013 Annual Meeting.  Starboard explained in its preliminary proxy that the current Board has been unwilling to explore value maximizing alternatives for the Company and has instead only been interested in maintaining the status quo unless faced with the pressure of an impending proxy contest.

For approximately two years now, Starboard has consistently urged the Company, through both private and public communications, to exit its money-losing Paper business in its entirety, including both the Print & Color business as well as the Technical Paper business.  It was only after several public letters from Starboard last year, and while facing a potential proxy contest at the 2012 Annual Meeting, that the Company decided to sell only the Print & Color portion of its Paper segment, as well as its non-core timberland assets.  Shortly following the completion of the transaction to sell Print & Color, and throughout all of 2012, Wausau made repeated statements about their commitment to remaining in the Technical Paper business and increased investments in this segment despite poor financial performance and increasing competition.

Now, in light of Starboard’s recent action to nominate directors for election at the 2013 Annual Meeting, the Company has decided to make an about-face and publicly commit to exploring a sale of the Technical Paper business.  This decision is entirely reactionary, and in-line with the Company’s previous tactic of doing the bare minimum while faced with external pressure to attempt to win support from shareholders.  We see this latest commitment as an extremely transparent attempt to try to avoid a proxy contest and allow the existing Board to remain in place.  The reality is that a sale of the entire Paper business, including both Print & Color and Technical Paper, should have been explored last year and, if completed, would likely have resulted in significantly more value for shareholders than selling these businesses in part only after failing repeatedly to turn them around.

For several years, both shareholders and sell-side research analysts have expressed their belief that Wausau should exit its money-losing operations, cease committing capital to its Paper segment, and focus on its highly profitable Tissue business.  It has taken the threat of two consecutive proxy contests for this Board to get the message.

Since reaching a settlement with Wausau in February 2012, Starboard has clearly articulated its views to the Company that the current Board collectively lacks sufficient industry experience (aside from Michael C. Burandt and Charles E. Hodges, who were elected to the Board under the settlement) and that in order to maximize value for shareholders, the Company needs to either (i) sell the non-core, money-losing Technical Paper business, focus on the Tissue business, and reduce redundant overhead costs, or (ii) sell the entire Company.  Starboard has been consistently clear that both of these options should be fully explored.

Starboard strongly believes that meaningful change on the Board is critical to ensure that the Company does not return to its past practices of complacent oversight and reactionary measures.  Starboard further believes that management and certain members of the Board may be conflicted in objectively assessing a sale of the Technical Paper business, because if it is sold it will be difficult to justify maintaining management and Board functions in Wisconsin, where management and certain Board members are currently located, given that the Tissue business operates out of Ohio and Kentucky.

Starboard also notes that the Company reported its Fourth Quarter 2012 earnings this morning. Upon a preliminary review of Wausau’s 8-K filing, it appears that the Company’s Tissue business continues to perform strongly as its new machine starts up, but that the Technical Paper business reported yet another extremely disappointing quarter, with an adjusted operating loss of $6.8 million, reflecting management’s continued poor execution in this business.

Lastly, Starboard notes that on February 1, 2013, Starboard and its affiliates submitted a request for a waiver under Wausau’s Shareholder Rights Plan (the “Poison Pill”) to allow Starboard to purchase up to 19.99% of the common shares of Wausau Paper.  The current Poison Pill has a 15% threshold and Starboard currently beneficially owns 14.8%.  Starboard noted that the Poison Pill was adopted by the Board without shareholder approval, has never been put to a vote, and conflicts with ISS’ best practices, which state that poison pills should contain, among other things, (i) no lower than a 20% trigger and (ii) a term of no more than three years.  Starboard also seriously questioned the Board’s rationale and need for adopting and extending its Poison Pill since there are certain anti-takeover provisions under both Wisconsin law and Wausau’s articles of incorporation that adequately guard against any potential abusive tactics by third parties to gain control of the Company.  As of today, Starboard has not received a formal response to its request for the waiver.

Starboard’s Director Nominees:

John S. Kvocka is the former CFO of Finch Paper LLC and former VP of Business Development for SCA Tissue North America.  Mr. Kvocka is currently President and Chief Executive Officer of JSK Associates, an entrepreneurial and consulting entity.  Mr. Kvocka is a former Senior Advisor and director of Apex Resource Technologies, Inc., a medical device manufacturing company, Senior Advisor and director of Garnet River LLC, an IT services and business consulting firm, and Vice President and Chief Financial Officer of Finch Paper LLC, a manufacturer and supplier of fine quality uncoated printing and writing papers.  Mr. Kvocka has more than 30 years of experience and successful track record in Senior C-Level Management and Board member roles and has deep expertise in the tissue industry.

George Patrick Murphy is the former VP and Business Leader of the Away From Home Division of Kimberly-Clark Corporation (f/k/a Scott Paper Company) and former CEO of Technical Concepts LLC.  Mr. Murphy is currently a Senior Operating Partner of Hudson Ferry Capital LLC, a private equity firm, and a member of the Executive Team of Advisors of Mason Wells, a private equity company.  Mr. Murphy served on the Board of Directors, including in the role of Executive Chairman, of Atlas Paper Mills LLC.  Mr. Murphy has more than 15 years of experience in senior leadership positions, including with Fortune 100 companies, and as a director of public and private companies in the tissue and other industries.

Jeffrey C. Smith is co-Founder and CEO of Starboard Value, a New York-based investment firm that is the largest shareholders of Wausau.  Mr. Smith has extensive public company board experience.  Currently, he serves on the board of Regis Corp.  Previously, he was the Chairman of the Board of Phoenix Technologies Ltd., and a director of Zoran Corporation, Actel Corporation, S1 Corporation, Kensey Nash Corp. and SurModics Inc.  Mr. Smith also served as a member of the Management Committee for Register.com.  In addition to extensive public board experience, Mr. Smith has significant experience evaluating companies from a financial, operational, and strategic perspective to identify inefficiencies and the resulting opportunities for value creation.

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:

Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Starboard Value LP, together with the other participants named herein, has filed with the Securities and Exchange Commission ("SEC") a preliminary proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of its slate of director nominees at the 2013 annual meeting of shareholders of Wausau Paper Corp., a Wisconsin corporation (the "Company").

STARBOARD STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are Starboard Value and Opportunity Master Fund Ltd ("Starboard V&O Fund"), Starboard Value and Opportunity S LLC ("Starboard LLC"), Starboard Value LP, Starboard Value GP LLC ("Starboard Value GP"), Starboard Principal Co LP ("Principal Co"), Starboard Principal Co GP LLC ("Principal GP"), Jeffrey C. Smith, Mark R. Mitchell, Peter A. Feld, John S. Kvocka and George Patrick Murphy (collectively, the "Participants").

As of the date of this filing, Starboard V&O Fund owned directly 4,713,392 shares of common stock, no par value (the "Common Stock") of the Company.  As of the date of this filing, Starboard LLC owned directly 1,154,496 shares of Common Stock.   Starboard Value LP, as the investment manager of Starboard V&O Fund and of a certain managed account (the "Starboard Value LP Account") and the Manager of Starboard LLC, may be deemed the beneficial owner of an aggregate of 7,300,000 shares of Common Stock held directly by Starboard V&O Fund and Starboard LLC and including 1,432,112 shares of Common Stock held in the Starboard Value LP Account.  Each of Starboard Value GP, as the general partner of Starboard Value LP, Principal Co, as a member of Starboard Value GP, Principal GP, as the general partner of Principal Co and each of Messrs. Smith, Mitchell and Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the 7,300,000 shares of Common Stock held directly by Starboard V&O Fund and Starboard LLC and held in the Starboard Value LP Account.  As of the date of this filing, Mr. Kvocka directly owned 775 shares of Common Stock and Mr. Murphy directly owned 2,760 shares of Common Stock.